Diligent
BOARD MEMBER SERVICES INC

HALF YEAR REPORT

JUNE 2011

Diligent Boardbooks®

THE KEY TO EFFECTIVE CORPORATE GOVERNANCE

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Half Year Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

CONTENTS:

Chairman’s Half Year Report	ii

Consolidated Balance Sheets	1

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)	4

Consolidated Statements of Cash Flows	5

Notes to the Condensed Consolidated Financial Statements	6

Management’s Discussion and Analysis of Financial Condition and Results of Operations	12

Directory	24

Please Note: The Financial Statements presented in this half year report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts in this annual report are in US$ unless otherwise stated.

i

CHAIRMAN’S HALF YEAR REPORT

David Liptak — Chairman

The First Half of the 2011 fiscal year has been tremendously successful in many respects for Diligent Board Member Services, and as Chairman it is my pleasure to discuss our financial results for the six months ended 30 June 2011.

Diligent’s 2011 First Half performance was highlighted by two consecutive quarters of record sales.  In fact, Net New Annualized License Fees for the Second Quarter easily surpassed the record First Quarter results by over $US 1 million.  Notably, Net New Annualized License Fees and Net New Licenses for the first half of 2011 surpassed the totals for all of 2010.

 Overall for the six months ended 30 June 2011, Diligent added Net Annualized License Fees of $US 4.8 million, which is an increase of 276% over the same period a year earlier, and finished with Cumulative License Fees of $US 14.9 million. Diligent now has over 650 worldwide public and private companies under contract and services over 1,000 boards and 16,500 users.

This remarkable six months of record growth and the increasing acceptance of the Diligent Boardbooks® service by many of the world’s largest companies have confirmed the company's position as the global leader and preferred provider of technology-based platforms to manage board materials using the Software-as-a-Service (SaaS) model.  As evidence of Diligent’s dominant market position in the industry, in the first six months of 2011 Diligent added 197 new clients as compared with 72 over the same time a year ago, including 31 New York Stock Exchange and 19 NASDAQ companies.  Diligent now also services 104 of the Fortune 1000 companies.

Diligent derives its revenue by offering annual renewable subscriptions for customer access to its Boardbooks service, hosted on secure servers, and additionally offers a complete suite of related services including training, support, data migration and data security/backup.

Diligent’s exceptional sales performance over the First Half of 2011 has been driven by:

•	The increasing acceptance of the Apple iPad® in executive suites around the world, particularly when teamed with Diligent’s intuitive and easy to use software
•	Diligent owning and developing its software, which enables users to be up to date with the latest technology
•	The high security technology used to protect the Diligent software
•	The increasing acceptance of on-line board portals in boardrooms as an efficient and cost effective way of managing board processes

ii

Importantly, customer satisfaction remains very high, as measured by:
•	An exceptionally high retention rate
•	Positive customer feedback
•	Customers upgrading their services – a trend that is becoming an increasingly important revenue source

Diligent’s senior management has been able to manage this tremendous  growth phase and maintain discipline in managing its operations and costs such that the company has continued to generate positive cash flow from its operating activities for four consecutive quarters.  Since the end of June 2010, over $US 2.0 million in cash has been produced from our operating activities.  Overall, Diligent’s cash position has increased by close to 250% since the end of June 2010.

Gross profit for the six months ending June 2011 was $US 4.7 million compared with $US 2.4 million in the same period a year earlier, an increase of 96%.  In correlation to this key metric, Diligent’s gross profit margin increased from 65% to 71% during the same period – a clear indication that the company is generating new revenues efficiently.

The market has also reacted favorably to Diligent’s positive growth:  Diligent’s stock price has increased 66% from June 2010 to June 2011 month end.  This has had a positive impact on the company’s balance sheet due to the recovery of the remaining $US 1.2 million valuation allowance on the Note Receivable, improving net income by the same amount.

Summary

Looking ahead, Diligent remains well positioned to continue to further expand its client base as its sales pipeline remains strong and more companies and institutions see the value of the Boardbooks product.  As the Company’s services are used in more and more boardrooms in all industry sectors and across many geographic regions, Diligent continues to strengthen its position as the global leader and preferred provider of board portals.

Finally, Diligent’s outstanding 2011 Half Year results are a reflection of the commitment, focus, professionalism and exceptional effort put forth by each of the Company’s employees.  We look forward to continued strong growth in all sectors of our business and to improving operating efficiencies and generating increased profit margins.  Most importantly, the Diligent team remains strongly committed to delivering added value to its shareholders and customers throughout this year and into the future.

Sincerely,

David Liptak
Chairman
Diligent Board Member Services, Inc.

iii

FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements.
Diligent Board Member Services, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$3,816,397	$3,212,449
Term deposit	103,538	97,300
Accounts receivable, net	793,056	494,048
Prepaid expenses and other current assets	402,345	323,911
Total current assets	5,115,336	4,127,708

Property and equipment, net	1,286,904	1,082,104
Note receivable from affiliate, net of valuation allowance of $0 at June 30, 2011 and $1,200,000 at December 31, 2010	3,071,563	1,875,685
Restricted cash - security deposits	88,438	226,617
Total assets	$9,562,241	$7,312,114
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$140,746	$84,388
Accrued expenses	426,851	556,093
Accrued preferred stock dividend	179,669	359,338
Deferred revenue	4,155,268	2,849,225
Current portion of obligations under capital leases	81,683	86,230
Total current liabilities	4,984,217	3,935,274

Non-current liabilities:
Obligations under capital leases, less current portion	22,830	60,861
Other non-current liabilities	51,207	50,255
Total non-current liabilities	74,037	111,116

Total liabilities	5,058,254	4,046,390
Commitments and contingencies
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 32,667,123 shares issued and outstanding (liquidation value $5,079,737 and $5,259,406)	3,190,995	3,177,291
Stockholders' equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 82,018,001 and 81,968,001 shares issued and outstanding	82,018	81,968
Additional paid-in capital	23,501,005	23,107,919
Accumulated deficit	(22,277,396)	(23,099,704)
Accumulated other comprehensive income (loss)	7,365	(1,750)
Total stockholders' equity	1,312,992	88,433
Total liabilities, redeemable preferred stock and stockholders' equity	$9,562,241	$7,312,114

See accompanying notes to condensed consolidated financial statements

Signed for and on behalf of the Board as at 9 August 2011

David Liptak, Chairman	Mark Russell, Director

Diligent Board Member Services, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$3,665,065	$1,915,405	$6,641,294	$3,662,882
Cost of revenues	1,140,626	659,556	1,960,475	1,282,220
Gross profit	2,524,439	1,255,849	4,680,819	2,380,662

Operating expenses:
Selling and marketing expenses	1,152,486	739,991	2,025,523	1,306,877
General and administrative expenses	1,124,100	882,818	2,176,457	1,884,437
Research and development expenses	370,516	233,742	690,070	410,888
Depreciation and amortization	123,536	114,707	241,505	229,903
Total operating expenses	2,770,638	1,971,258	5,133,555	3,832,105

Operating loss	(246,199)	(715,409)	(452,736)	(1,451,443)

Other income (expenses):
Impairment recovery on note receivable from affiliate	1,200,000	-	1,200,000	3,200,000
Interest income, net	43,942	68,535	88,762	144,382
Foreign exchange transaction gain(loss)	17,461	1,018	5,272	(38,611)
Total other income	1,261,403	69,553	1,294,034	3,305,771

Income (loss) before provision for income taxes	1,015,204	(645,856)	841,298	1,854,328

Income tax (benefit) expense	5,243	(3,561)	18,990	10,077

Net income (loss)	$1,009,961	$(642,295)	$822,308	$1,844,251

Net income (loss) per share:
Basic	$0.01	$(0.01)	$0.01	$0.02
Diluted	$0.01	$(0.01)	$0.01	$0.02
Weighted average shares outstanding:
Basic	82,005,913	87,495,495	81,990,321	88,959,613
Diluted	115,790,889	87,495,495	114,657,444	123,062,002

See accompanying notes to condensed consolidated financial statements

Diligent Board Member Services, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
And Comprehensive Income (Loss)
Six Months Ended 30 June 2011
(Unaudited)
					Accumulated
		Common	Additional		Other	Total
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Stockholders'
	Shares	$.001 Par Value	Capital	Deficit	Income (Loss)	Equity

Balance at January 1, 2011	81,968,001	$81,968	$23,107,919	$(23,099,704)	$(1,750)	$88,433
Net income	-	-	-	822,308	-	822,308
Foreign exchange translation adjustment	-	-	-	-	9,115	9,115
Total comprehensive income						831,423
Capital contribution	-	-	200,000	-	-	200,000
Share-based compensation	-	-	378,192	-	-	378,192
Exercise of stock options	50,000	50	8,268			8,318
Amortization of preferred stock offering costs	-	-	(13,705)	-	-	(13,705)
Accrued preferred stock dividend	-	-	(179,669)	-	-	(179,669)
Balance at June 30, 2011	82,018,001	$82,018	$23,501,005	$(22,277,396)	$7,365	$1,312,992

See accompanying notes to condensed consolidated financial statements

Diligent Board Member Services, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$822,308	$1,844,251
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Impairment recovery on note receivable from affiliate	(1,200,000)	(3,200,000)
Depreciation and amortization	241,505	229,903
Share-based compensation	378,192	223,754
Straight-line rent adjustment	952	3,813
Changes in operating assets and liabilities:
Accounts receivable	(299,008)	21,076
Prepaid expenses and other current assets	(78,434)	(60,479)
Restricted cash - security deposits	138,179	(3,146)
Accounts payable and accrued expenses, net	(72,885)	(94,348)
Deferred revenue	1,306,043	119,219
Payable to affiliates	-	(4,042)
Net cash provided by (used in) operating activities	1,236,852	(919,999)
Cash flows from investing activities:
Purchase of property and equipment	(450,895)	(88,975)
Net cash used in investing activities:	(450,895)	(88,975)
Cash flows from financing activities:
Payment of preferred stock dividend, net of capital contribution in lieu of dividend	(159,338)	-
Proceeds from exercise of stock options	8,318	-
Cash received from partial prepayment of note receivable from affiliate	4,122	1,010,430
Payments of obligations under capital leases	(42,577)	(62,977)
Net cash (used in) provided by financing activities	(189,475)	947,453
Effect of exchange rates on cash and cash equivalents	7,466	(7,885)
Net increase (decrease) in cash and cash equivalents	603,948	(69,406)
Cash and cash equivalents at beginning of period	3,212,449	1,129,591
Cash and cash equivalents at end of period	$3,816,397	$1,060,185

Supplemental disclosure of cash flow information:
Cash paid during the period for :
Interest	$14,596	$24,782
Income taxes	$33,924	$10,206
Supplemental disclosure of noncash investing and financing activities:
Capital contribution in lieu of preferred stock dividend	$200,000	$-
Accrual of preferred stock dividend	$179,669	$-
Prepayment of principal on note receivable from affiliate in exchange for 11,650,000 shares	$-	$3,075,676

See accompanying notes to condensed consolidated financial statements

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors.  The Company develops and sells an online software application called Diligent Boardbooks®, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials during and after board meetings.  Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data, and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”).  On December 12, 2007, the Company completed its initial public offering on the NZSX.  In April 2008, the Company filed a registration statement with the United States Securities and Exchange Commission (“SEC”), which became effective on June 30, 2008.  The Company’s corporate headquarters are located in New York, United States and Christchurch, New Zealand.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides research and development services to the Company.  The Company also has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which provides sales and marketing services in Europe.  On December 23, 2010, the Company formed a Singapore-based wholly-owned subsidiary, Diligent APAC Board Services PTE. Ltd. (“DAP”), to provide sales and marketing services in the Asia-Pacific region.  Diligent, together with its subsidiaries, are hereinafter referred to as “the Company”.

The Company’s consolidated financial statements are presented in US dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

The Company has evaluated all subsequent events through the filing date of this Half Year Report, to ensure that this Half Year Report includes subsequent events that should be recognized in the financial statements as of June 30, 2011, and appropriate disclosure of subsequent events which were not recognized in the financial statements.

2)	Significant accounting policies

Basis of presentation –  The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions for Form 10-Q pursuant to the rules and regulations of the SEC.  Accordingly, they do not include all information and notes required by GAAP and provided in the annual consolidated financial statements.  These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Form 10-K of the Company for the year ended December 31, 2010, as filed with the SEC on March 22, 2011.

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements.  The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments – The fair value of our cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses approximates book value due to their short term settlements.  The note receivable from affiliate (the “Note”) is recorded at estimated net realizable value, adjusted for any valuation allowance for amounts considered uncollectable.  The Note is reviewed for impairment each reporting period.

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Net income (loss) per share – Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common shares outstanding for the period.

Diluted net income (loss) per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive.  Stock options and convertible preferred stock are included as potential dilutive securities for the periods applicable, except that stock options have been excluded for the six months ended June 30, 2011 because the effect is anti-dilutive.  All potentially dilutive securities have been excluded from the calculation for the three months ended June 30, 2010 as they were anti-dilutive.  The number of potentially dilutive securities for the three months ended June 30, 2010 was 34,102,389.

The components of the calculation of basic and diluted net income (loss) per common share are as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Numerator:
Net income (loss)	$1,009,961	$(642,295)	$822,308	$1,844,251
Preferred stock dividends	(89,834)	(82,500)	(179,669)	(165,000)
Basic net income (loss) available to common shareholders	$920,127	$(724,795)	$642,639	$1,679,251
Diluted net income (loss) available to common shareholders	$1,009,961	$(642,295)	$822,308	$1,844,251
Denominator:
Basic weighted average shares outstanding	82,005,913	87,495,495	81,990,321	88,959,613
Dilutive effect of stock options	1,117,853	-	-	1,435,266
Dilutive effect of convertible preferred stock	32,667,123	-	32,667,123	32,667,123
Diluted weighted average shares outstanding	115,790,889	87,495,495	114,657,444	123,062,002
Basic earnings (loss) per share	$0.01	$(0.01)	$0.01	$0.02
Diluted earnings (loss) per share	$0.01	$(0.01)	$0.01	$0.02

Recent accounting pronouncements – In January 2010, the FASB issued new guidance which improves disclosures about fair value measurements.  The new standard was effective for interim and annual periods beginning after December 15, 2009, except for certain disclosures regarding Level 3 measurements which are effective for fiscal years beginning after December 15, 2010.  This new guidance did not have a material effect on the consolidated financial statements.

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In June 2011, the FASB issued new guidance regarding the presentation of comprehensive income, which improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. This guidance is effective for fiscal years beginning on or after December 15, 2011 and early adoption is permitted. The Company is currently evaluating the impact of adopting the guidance.

From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of other recently issued accounting pronouncements will not have a material impact on the consolidated financial position, results of operations, and cash flows, or do not apply to the Company’s operations.

3)	Term deposit

At June 30, 2011, the Company has a term deposit with a New Zealand bank with an initial term of 365 days.  The term deposit in the amount of NZD 125,000 (US$103,538) bears interest at 4.00% and matures in March 2012.

4)	Note receivable from affiliate

At December 31, 2010, a portion of the contractual loan balance of $3,075,685 had been reserved on our balance sheet by a valuation allowance, resulting in a net receivable balance of $1,875,685.  In January 2011, SSH LLC overpaid the interest due by $4,122, which was applied to the principal balance, in accordance with the Note agreement, reducing the contractual loan balance to $3,071,563. At June 30, 2011, the Company performed an impairment review and determined that the value of the Note was no longer impaired and therefore the remaining balance of the valuation allowance of $1,200,000 was reversed and recorded as income. The Note is secured by 4,930,597 shares of Diligent common stock held by SSH LLC and pledged as collateral.  The Note is considered to be collateral dependent, as SSH LLC’s primary means of repayment is through liquidation of the underlying collateral.

In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation allowance of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature in October 2010.

The Company recorded subsequent recoveries in the value of the Note, including $3.2 million at March 31, 2010, based on the re-measurement of the value the underlying collateral of the Note to reflect prices obtained in private sales of blocks of Diligent stock.  The recovery of the $1.2 million remaining balance of the valuation allowance was based on the re-measurement of the value of the underlying collateral based on a recent private sale of a large block of stock at a price in excess of the value needed to fully recover the remaining contractual principal and interest on the Note.  In addition, management has estimated that the enterprise value of the Company has increased significantly during the past several months due to improvement in our operating margins and cash flows.

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5)	Fair value measurements

The Note is the only financial instrument held by the Company for which a fair value measurement is made using significant unobservable inputs.  A reconciliation of the beginning and ending balances of the Note is as follows:

	Six months	Six months
	ended	ended
	June 30,	June 30,
	2011	2010
Balance at beginning of period	$1,875,685	$1,661,791
Total gains or losses (unrealized/realized)
Included in earnings (or changes in net assets)	1,200,000	3,200,000
Included in other comprehensive income	-	-
Purchases, issuances and settlements	(4,122)	(4,086,106)
Transfers in and/or out of Level 3	-	-
Ending balance	$3,071,563	$775,685

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$1,200,000	$3,200,000

6)	Line of credit facility

As of June 30, 2011, the Company has not borrowed any amounts under its line of credit facility.

7)	Redeemable Preferred Stock

On March 11, 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share in a private offering, for aggregate proceeds of $3,000,000 in additional capital.  Expenses relating to the share issuance were $138,850.

For the year 2009, the Board of Directors of the Company approved the issuance of paid-in-kind (“PIK”) Shares in lieu of cash, which dividend was effective January 4, 2010.  Accordingly, the holders of the Series A Preferred Stock received an aggregate of 2,667,123 PIK shares in January 2010.

The carrying value of the Preferred Shares at June 30, 2011 and December 31, 2010 is as follows:

	June 30,	December 31,
	2011	2010
Gross proceeds	$3,000,000	$3,000,000
Less: Issuance costs	(138,850)	(138,850)
	2,861,150	2,861,150
Issuance of PIK shares	266,712	266,712
Cumulative amortization of issuance costs	63,133	49,429
Balance	$3,190,995	$3,177,291

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

In 2011, the Company anticipates that cash dividends will be paid on the Series A Preferred Stock.  Accordingly, preferred stock dividends of $179,669 for the six months ended June 30, 2011 are included in accrued expenses.

8)	Stockholders’ equity

In January 2011, Spring Street Partners, L.P., one of the holders of the Series A Preferred Stock, waived its right to $200,000 of the dividend due on January 1, 2011, and directed the Company to retain those funds to support future growth.  This was recorded as a capital contribution in the first quarter of 2011.  The founder and managing partner of Spring Street Partners, L.P. is also the chairman of the Board of Directors of the Company and the holder of 5.5 million shares of common stock of the Company.

9)	Stock option and incentive plan

In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the 2007 Plan”) authorizing the issuance of up to 10,000,000 shares of the Company’s common stock as awards to selected employees, directors and consultants of the Company and its affiliates, in the form of incentive stock options, non-qualified stock options, and stock awards. The 2007 Plan is administrated by the Company's Board of Directors. Pursuant to delegation by the Company's Board of Directors, the Remunerations and Nominations Committee determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 Plan.

In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (“the 2010 Plan”) authorizing the issuance of up to 5,000,000 shares of the Company’s common stock to employees, directors and consultants of the Company and its affiliates, as Incentive Stock Options and Non-Qualified Stock Options.  The 2010 Plan is administered by the Remunerations and Nominations Committee pursuant to delegation by the Company's Board of Directors, which will determine the number of shares, the term, the frequency and date, the type, the exercise periods, and any performance criteria pursuant to which stock option awards may be granted.

Stock Option Awards – In January 2011 the Company granted 750,000 stock options to one of its managing directors, with graded vesting over three years.  In June 2011 the Company granted 3,000,000 stock options to its Chief Executive Officer, with graded vesting over seven years.  The exercise price of each option is the market price of the Company’s stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date.  The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which case the vested options may be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the resulting fair value is recorded as share-based compensation expense on a straight line basis over the option vesting period for employee stock options, ranging from one to seven years.

Diligent Board Member Services, Inc. – Half-Year Report June 2011
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The fair values of the options granted in 2011 were estimated based on the following assumptions:

Expected volatility (1)	156.67 - 167.79%
Expected term (2)	6.0 - 7.25 years
Risk-free interest rate (3)	1.93 - 2.19%
Dividend yield	-
Weighted average grant-date fair value of granted options	.7234

(1)	The expected volatility was determined using historical volatility data for comparable companies.
(2)	The expected term of the options has been estimated using the simplified method allowed by the SEC, which calculates the average of the vesting period and the contractual term of the options.
(3)	The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

A summary of stock option activity for the six months ended June 30, 2011 is as follows:
	Options	Weighted average exercise price	Weighted average remaining contractual term
Outstanding at January 1, 2011	5,190,335	$0.19	8.78 years
Granted	3,750,000	$0.75
Exercised	(50,000)	$0.16
Forfeited	-	-
Outstanding at June 30, 2011	8,890,335	$0.43	8.93 years
Exercisable at June 30, 2011	2,640,335	$0.19	8.21 years

During the three and six months ended June 30, 2011, the Company recognized share-based compensation costs related to stock options of $234,348 and $378,192, respectively.  At June 30, 2011 there was $2,759,296 of unrecognized share-based compensation expense related to options granted that will be recognized over the next 7.0 years.

10)	Income taxes

The Company records an income tax provision for foreign tax obligations in New Zealand.  No US, UK or Singapore current income taxes have been provided due to tax losses incurred.  The Company has recorded a full valuation allowance against all US deferred tax assets, because management is unable to conclude that it is more likely than not that the deferred tax assets will be realized.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the 2007 through 2010 tax years are open for examination by the respective taxing jurisdictions.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this Half Year Report. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

The Company develops and makes available an online software application called Diligent Boardbooks®, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. The Company provides clients with subscription-based access to its software and also provides associated services including securely hosting the client’s data, and customer service and support for the application.

Software-as-a-Service (“SaaS”) Model

The Company uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, the Company offers annual renewable subscriptions for customer access to its Boardbook product which is hosted on the Company’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows the Company to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows clients to retain control over access to the application while outsourcing to the Company the support activities, such as managing the IT infrastructure and maintaining the software.

SaaS Benefits

The Company’s SaaS model addresses several difficulties found in the traditional software model and offers the following critical advantages for our company:

•
Highly scalable operations. Because our clients’ boards do not ordinarily meet on a daily or monthly basis, our system has the capability to support many more Boards without absorbing increased costs associated with customer growth.

•
Better revenue visibility. By offering renewable annual subscriptions instead of one time perpetual licenses, the Company has much better revenue foresight. This high revenue visibility allows the Company to undertake much better planning and budgeting, with significant advantages for corporate strategy and profitability.

•
Lower cost of development. The Company has developed one application that is cost effectively shared across thousands of end users. This is considerably less expensive than developing all the permutations (data bases, operating systems, etc) needed by customers who want to run the software on their own premises.  These economies allow the Company to spend resources on developing increased functionalities for its Boardbooks application instead of on creating multiple versions of the same code.

•	Longer corporate life. The SaaS model has a long tail of recurring revenue that reduces investment risk, simplifies corporate planning and leads to extended corporate life.

•	Better expense visibility. Because revenue is more predictable, the Company is able to better plan expenses.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Diligent’s History

We began developing components of the Diligent Boardbooks system starting in 1998.  In 2001, SunAmerica Funds requested a solution to automate the management of its board meeting papers.  With this request, the founders of the Company launched the Diligent Boardbooks concept and produced and tested a working concept that was delivered to SunAmerica Funds.  By 2002, the founders of the Company believed the end product could become an extremely valuable licensing opportunity.  With SunAmerica Funds as one of our anchor clients, the Company spent a year selling Boardbooks licenses to other major accounts in a market that had yet to deal with the implications of the Sarbanes-Oxley Act.  Starting in 2006, after fully developing the capabilities of our product with our anchor clients, we began establishing our own credentials. Our marketing group produced promotional marketing materials featuring our anchor clients which described the Boardbooks product and explained its benefits for boards of directors.  For the next two years, before undertaking an international rollout of a large licensing sales force, we tested several key growth assumptions relating to scaling the Diligent Boardbooks product.

On December 12, 2007 we completed a public share offering of 24,000,000 shares of our common stock in conjunction with a listing of our stock on the New Zealand Stock Exchange under the symbol “DIL.”  As a result, the Company is subject to the regulation and reporting requirements imposed by the New Zealand Stock Exchange.  There is no United States established public trading market for our common stock.  However, because the Company is a U.S. company incorporated in Delaware with over 500 shareholders, it is also subject to the U.S. reporting and regulatory requirements of the Securities and Exchange Commission (“SEC”) and the Securities Exchange Act of 1934.  Because of this dual regulation in New Zealand and the U.S., the Company is required to meet both standards, which means the Company sometimes is faced with conflicting requirements and always must comply with the more stringent rule.

Recent Developments

The second quarter of 2011 marked the fourth consecutive quarter of record-breaking sales results.  During the second quarter, Diligent signed a total of 133 net new license agreements as compared to 36 in the same quarter last year, an increase of 269%.  Included among the new clients are 31 NYSE and 19 NASDAQ companies.  Diligent now services 104 Fortune 1000 companies, of which 28 were added in the second quarter.  The Company now has over 650 worldwide clients, and services over 1,000 boards and 16,500 users of its Boardbooks product.

The Company’s income consists of subscription-based revenue that recurs each year and increases with each new license agreement or upgrade.  The Company added $2.9 million of additional annual license agreements in the second quarter, compared with $0.7 million in the second quarter of 2010.   The revenue from these contracts will be recognized over the contract period, generally one year.  Our sales revenue for the first half of 2011 is up 81% over the first half of 2010, while operational expenses have increased only 34% for the same period.  A key driver of our increased sales growth is the increasing acceptance of the Apple iPad® by executives around the world.  Moreover, our customer satisfaction is such that we continue to enjoy a high retention rate – upgrades from existing customers in the second quarter grew 86% over the second quarter of 2010, and 174% in the first six months of 2011 when compared with the first six months of 2010.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, deferral of costs, the allowance for accounts receivable, software development costs, the impairment of long-lived assets and note receivable, income taxes and assumptions for stock-based compensation. Management bases its estimates and judgments on historical experience, known trends or events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

We define our “critical accounting policies” as those that require us to make subjective estimates about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations or that concern the specific manner in which we apply GAAP. Our estimates are based upon assumptions and judgments about matters that are highly uncertain at the time the accounting estimate is made and applied and require us to assess a range of potential outcomes.

We believe the following critical accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment.

Revenues and Accounts Receivable

We derive our revenues from set-up and training fees (“installation fees”) of the Boardbooks system and license fees for the ongoing use of our Diligent Boardbooks software.  We have no other significant sources of revenues at this time.

The Company recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured.  Revenue from the Boardbooks licenses is recorded ratably over the contract period, which is generally twelve months.  License fees paid in advance are recorded as deferred revenue until recognized.  The Company generally invoices its customers in annual installments.  Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements.  The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system.  Installation fees are recorded ratably over the contract period.

Accounts receivable are recorded at estimated net realizable value.  A provision for doubtful accounts is based on management’s assessment of amounts considered uncollectable for specific customers based on age of debt, history of payments and other relevant information.  An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full.

Cost of Revenues and Operating Expenses

Cost of Revenues.  Cost of revenues consists of direct expenses related to account management, customer support and IT hosting.  We do not allocate indirect overhead to cost of revenues.

Selling and Marketing Expenses.  Selling and marketing expenses are comprised of sales commissions, salaries for sales and marketing employees, and direct advertising expenses, including mailings and travel.  We do not allocate indirect overhead to selling and marketing.

General and Administrative Expenses.  General and administrative expenses consist of compensation and related expenses for executive, finance, accounting, administrative, legal, professional fees, other corporate expenses and overhead costs such as rents, utilities etc.

Research and Development Expenses.  Research and development expenses are incurred as we upgrade and maintain our software, and develop product enhancements.  Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and all direct overhead associated with design and required testing of our product line.  We do not allocate indirect overhead to research and development.

Software development costs are expensed as they are incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers.  To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs.  Costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of operations.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Share-Based Compensation.  In November 2007 we adopted our 2007 Stock Option and Incentive Plan and in June 2010 we adopted the 2010 Stock Option and Incentive Plan, pursuant to which we have issued share-based compensation from time to time, in the form of stock and stock options.

The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.  The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Interest Income (Expense), net

Interest income is derived from interest bearing bank deposits held by US, UK and New Zealand bank accounts, together with investment income from the Note receivable due from our affiliate, SSH LLC.

Foreign Exchange

As a worldwide company, certain of Diligent’s revenues and expenses are denominated in foreign currencies, which are recorded at the approximate rates of exchange in effect at the transaction dates.  Assets and liabilities are translated at the exchange rates in effect at the balance sheet dates, with differences recorded as foreign exchange gains or losses in the statements of operations.  Additionally, the Company has cash balances maintained in New Zealand Dollars (NZD) and British Pound Sterling (GBP).

The Company’s wholly-owned subsidiaries, Diligent Boardbooks Limited (“DBL”), Diligent Board Member Services NZ Limited (“DBMS NZ”) and Diligent APAC Board Services PTE. Ltd. (“DAP”), utilize the GBP, NZD and Singapore Dollar (SGD), respectively, as their functional currencies.  Assets and liabilities of these subsidiaries are translated to US dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.

Income taxes

Diligent Board Member Services, Inc. files U.S. federal and state income tax returns.  Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the 2007 through 2010 tax years are open for examination by the respective taxing jurisdictions.

Note receivable from affiliate

The note receivable from affiliate represents amounts due from Services Share Holding, LLC (“SSH LLC”, the Company’s predecessor entity), under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”), as amended by the Prepayment and Amendment Agreement entered into in February 2010 and approved by our stockholders in June 2010.

Prior to the prepayment and amendment, the principal balance of the Note was $7,161,791, which bore interest at 5% per annum, and was scheduled to mature on October 1, 2010.  It was originally secured by 25,000,000 shares of the Company’s stock which was pledged as collateral by members of SSH LLC. A portion of the pledged shares were subsequently sold by SSH LLC in order to obtain funds to make the quarterly interest payments.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

The Prepayment and Amendment Agreement with SSH LLC provided for:

•
The sale in February 2010 by SSH LLC of a block of 4,823,000 shares of the pledged stock to a third party for US$0.24 per share, for a total of US$1,157,011 (after commissions), which would be applied to the interest due for the period from January through May 2010 ($146,581) and  prepayment of principal ($1,010,430).  The proceeds of this sale were placed in escrow pending stockholder approval of the agreement.

•	The prepayment of an additional US$3,075,676 of principal through the surrender of 11,650,000 pledged shares to the Company at US$0.26 per share,
•	The extension of the maturity date on the Note from October 1, 2010 to October 1, 2012, and
•	Effective in June 2010, adjustment of the annual interest rate from 5.0% to 6.5%, payable annually on January 1 of each year, in arrears.

This agreement was subject to the approval of the Company’s shareholders at the annual meeting on June 8, 2010, and was contingent on the receipt of an appraisal attesting to the fairness of the transaction to the shareholders unrelated to SSH LLC. The agreement was approved and the proceeds from the February 2010 sale which had been placed in escrow were delivered to the Company on June 8, 2010.  After the transaction, the amended Note had a contractual outstanding principal balance of $3,075,685 and was secured by 5,205,597 shares of the Company’s common stock pledged by the members of SSH LLC. In a series of transactions in December 2010 and early January 2011, SSH LLC sold an additional 275,000 shares of the Company’s common stock pledged as collateral for the Note, as permitted under the Note agreement to fund interest payments.  As a result, the number of shares pledged as collateral for the Note as of June 30, 2011 has been reduced to 4,930,597.

At December 31, 2010, a portion of the contractual loan balance of $3,075,685 had been reserved on our balance sheet by a valuation allowance, resulting in a net receivable balance of $1,875,685.  In January 2011, SSH LLC overpaid the interest due by $4,122, which was applied to the principal balance, in accordance with the Note agreement, reducing the contractual loan balance to $3,071,563. At June 30, 2011, the Company performed an impairment review and determined that the value of the Note was no longer impaired and therefore the remaining balance of the valuation allowance of $1,200,000 was reversed and recorded as income. The Note is secured by 4,930,597 shares of Diligent common stock held by SSH LLC and pledged as collateral.  The Note is considered to be collateral dependent, as SSH LLC’s primary means of repayment is through liquidation of the underlying collateral.

In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation allowance of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature in October 2010.

The Company recorded subsequent recoveries in the value of the Note, including $3.2 million at March 31, 2010, based on the re-measurement of the value the underlying collateral of the Note to reflect prices obtained in private sales of blocks of Diligent stock.  The recovery of the $1.2 million remaining balance of the valuation allowance was based on the re-measurement of the value of the underlying collateral based on a recent private sale of a large block of stock at a price in excess of the value needed to fully recover the remaining contractual principal and interest on the Note.  In addition, management has estimated that the enterprise value of the Company has increased significantly during the past several months due to improvement in our operating margins and cash flows.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Recent Accounting Pronouncements

See Note 2 to the condensed consolidated financial statements at Item 1 of this Half Year Report

Results of Operations for the Three Months Ended June 30, 2011 and 2010

Revenues

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Revenues	$3,665,065	$1,915,405	$1,749,660

The growth in total revenues of 91% in the second quarter of 2011 when compared with the 2010 second quarter is a result of the significant increase in license agreements. The Company has continued to add license agreements each quarter since inception.  At June 30, 2011, the cumulative license agreements were 653, compared with 356 at June 30, 2010.  A net of 133 new licenses were added during the second quarter of 2011, compared with 36 for the second quarter of 2010, an increase of 269%.  A key driver of our sales growth was the development of a Boardbooks app for the Apple iPad®, and the increasing use of the iPad by executives around the world.  Additionally, upgrades from existing customers in second quarter grew 86% over the second quarter of 2010.

           Note that revenue is recorded ratably over the contract period, which is generally twelve months.  Accordingly, the full impact of the growth in license agreements during the quarter will be recognized over the next twelve months. This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost.   All of the deferred revenue of $4.2 million recorded on the balance sheet at June 30, 2011 will be recognized as revenue in the next twelve months.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Cost of Revenues	$1,140,626	$659,556	$481,070

Cost of revenues is comprised of account management, customer support and IT services.  The Company increased headcount in account management and customer support in order to service our larger client base, resulting in an increase in employee costs of approximately $291 thousand for the three months ended June 30, 2011, as compared to the three months ended June 30, 2010.  Other expenses, including office costs and recruitment fees, also increased as a direct result of the increase in headcount.  Hosting costs increased by approximately $132 thousand, driven by the significant growth in the number of customers.

Cost of revenues as a percentage of revenues was 31.1% for the second quarter of 2011, compared with 34.4% for the second quarter of 2010, as a result of the greater economies that we have achieved as our client base increased.

Selling and Marketing Expenses

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Selling and Marketing Expenses	$1,152,486	$739,991	$412,495

Selling expenses increased by approximately $528 thousand for the quarter, offset by a decrease of approximately $116 thousand in marketing expenses.  The most significant contributor to the increase in selling expenses is the increase in US sales commissions and salaries of $363 thousand, due entirely to the increase in revenues.  The UK contributed an additional $62 thousand increase, primarily due to higher sales commissions in the UK.  Approximately $92 thousand of the increase in selling expenses is attributed to our Asia-Pacific initiative.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

The decrease in marketing expenses in the first quarter of 2011 when compared with the first quarter of 2010 is due to the reduction in our marketing staff, which has been replaced by outside consultants.  Additionally, printing and mailing costs have declined as a result of a change in the timing of mailings.

General and Administrative Expenses

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
General and Administrative Expenses	$1,124,100	$882,818	$241,282

The primary contributors to the increase in general and administrative expenses are an increase in share-based compensation expense of $124 thousand relating to stock options, an increase of $70 thousand in employee compensation and benefits due to salary increases, an increase of $37 thousand in rent and office costs due to the expansion of our New York office space, an increase in UK and Singapore general and administrative expenses of $19 thousand, and an increase in travel expenses of $10 thousand, offset by a decrease in professional fees of $44 thousand.

Research and Development Expenses

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Research and Development Expenses	$370,516	$233,742	$136,774

Our research and development is performed primarily by our New Zealand subsidiary.  The New Zealand expenses for the second quarter of 2011 in local currency increased by 33% over the comparable 2010 period due to increased staffing for new product development and support, including development of a Diligent Boardbooks app for the Apple iPad®.  The difference in the average US$/NZD exchange rates for the periods resulted in an additional increase when measured in US dollars, bringing the overall increase to 59%.

Depreciation and Amortization

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Depreciation and Amortization	$123,536	$114,707	$8,829

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Impairment recovery on note receivable from affiliate

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Impairment recovery on note receivable from affiliate	$1,200,000	$-	$1,200,000

In 2008, the carrying value of the Note was reduced by a valuation allowance to reflect the estimated fair value of the Company’s common stock, which is held as collateral for the Note.  At June 30, 2010, the Company determined that the value of the Note was no longer impaired and therefore the remaining balance of the valuation allowance of $1,200,000 was reversed and recorded as income.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Interest Income, net

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Interest Income, net	$43,942	$68,535	$(24,593)

Interest income, net, includes interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the prepayment and amendment of the Note in June 2010.  Although the interest rate increased from 5.0% to 6.5%, the principal balance decreased by approximately $4.1 million, resulting in less interest income overall.

Foreign Exchange Transaction Gain

	Three months ended June 30,
	2011	2010	Increase/(Decrease)
Foreign Exchange Transaction Gain	$17,461	$1,018	$16,443

The parent Company maintains a portion of its cash and receivable balances in foreign currencies, primarily the NZD and GBP.  The foreign exchange transaction gain for the three months ended June 30, 2011 is due to a weakening of the US dollar against both NZD and GBP.  During the second quarter of 2010 there was a slight weakening of the US dollar against both NZD and GBP.

Results of Operations for the Six Months Ended June 30, 2011 and 2010

Revenues

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Revenues	$6,641,294	$3,662,882	$2,978,412

The growth in total revenues of 81% for the six months ended June 30, 2011 when compared with the comparable 2010 period is a result of the significant increase in license agreements. The Company has continued to add license agreements each quarter since inception.  At June 30, 2011, the cumulative license agreements were 653, compared with 356 at June 30, 2010.  A net of 197 new licenses were added during the first half of 2011, compared with 72 for the first half of 2010, an increase of 174%.  A key driver of our sales growth was the development of a Boardbooks app for the Apple iPad®, and the increasing use of the iPad by executives around the world.  Additionally, upgrades from existing customers in first half of the year grew 174% over the comparable 2010 period.

Note that revenue is recorded ratably over the contract period, which is generally twelve months.  Accordingly, the full impact of the growth in license agreements during the first half of the year will be recognized over the remaining twelve months. This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost.  All of the deferred revenue of $4.2 million recorded on the balance sheet at June 30, 2011 will be recognized as revenue in the next twelve months.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Cost of Revenues	$1,960,475	$1,282,220	$678,255

Cost of revenues is comprised of account management, customer support and IT services.  The Company increased headcount in account management and customer support in order to service our larger client base, resulting in an increase in employee costs of approximately $401 thousand for the six months ended June 30, 2011, as compared to the six months ended June 30, 2010.  Other expenses, including office costs and recruitment fees, also increased as a direct result of the increase in headcount.  Hosting costs increased by approximately $204 thousand, driven by the significant growth in the number of customers.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Cost of revenues as a percentage of revenues was 29.5% for the first half of 2011, compared with 35.0% for the first half of 2010, as a result of the greater economies that we have achieved as our client base increased.

Selling and Marketing Expenses

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Selling and Marketing Expenses	$2,025,523	$1,306,877	$718,646

Selling expenses increased by approximately $865 thousand for the first half of 2011, offset by a decrease of approximately $146 thousand in marketing expenses.  The most significant contributor to the increase in selling expenses is the increase in US sales commissions and salaries of $570 thousand, due entirely to the increase in revenues.  The UK contributed an additional $130 thousand increase, primarily due to higher sales commissions in the UK.  Approximately $164 thousand of the increase in selling expenses is attributed to our Asia-Pacific initiative.

The decrease in marketing expenses in the first half of 2011 when compared with the first half of 2010 is due to the reduction in our marketing staff, which has been replaced by outside consultants.  Additionally, printing and mailing costs have declined as a result of a change in the timing of mailings.

General and Administrative Expenses

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
General and Administrative Expenses	$2,176,457	$1,884,437	$292,020

The primary contributors to the increase in general and administrative expenses are an increase in share-based compensation expense of $151 thousand relating to stock options, an increase of $90 thousand in employee compensation and benefits due to salary increases, an increase of $50 thousand in rent and office costs due to the expansion of our New York office space, an increase in UK and Singapore general and administrative expenses of $14 thousand, and an increase in travel expenses of $4 thousand, offset by a decrease in professional fees of $44 thousand.

Research and Development Expenses

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Research and Development Expenses	$690,070	$410,888	$279,182

Our research and development is performed primarily by our New Zealand subsidiary.  The New Zealand expenses for the first six months of 2011 in local currency increased by 53% over the comparable 2010 period due to increased staffing for new product development and support, including development of a Diligent Boardbooks app for the Apple iPad®.  The difference in the average US$/NZD exchange rates for the periods resulted in an additional increase when measured in US dollars, bringing the overall increase to 68%.

Depreciation and Amortization

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Depreciation and Amortization	$241,505	$229,903	$11,602

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

Impairment recovery on note receivable from affiliate

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Impairment recovery on note receivable from affiliate	$1,200,000	$3,200,000	$(2,000,000)

In 2008, the carrying value of the Note was reduced by a valuation allowance to reflect the estimated fair value of the Company’s common stock, which is held as collateral for the Note.  At March 31, 2010, the Company re-measured a significant input used to value the underlying collateral and recorded a recovery of $3.2 million, based on events which indicated that the revised measurement was the best representation of fair value of the underlying collateral for the Note at that time.  At June 30, 2010, the Company determined that the value of the Note was no longer impaired and therefore the remaining balance of the valuation allowance of $1,200,000 was reversed and recorded as income.

Interest Income, net

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Interest Income, net	$88,762	$144,382	$(55,620)

Interest income, net, includes interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the prepayment and amendment of the Note in June 2010.  Although the interest rate increased from 5.0% to 6.5%, the principal balance decreased by approximately $4.1 million, resulting in less interest income overall.

Foreign Exchange Transaction Gain/(Loss)

	Six months ended June 30,
	2011	2010	Increase/(Decrease)
Foreign Exchange Gain/(Loss)	$5,272	$(38,611)	$43,883

The parent Company maintains a portion of its cash and receivable balances in foreign currencies, primarily the NZD and GBP.  The foreign exchange transaction gain for the six months ended June 30, 2011 is due to a weakening of the US dollar against both NZD and GBP.  During the first six months of 2010 the US dollar strengthened against both NZD and GBP.

Liquidity and Capital Resources

Historically, as the Company grew its business and sustained negative cash flow, its primary source of liquidity had been the cash received from stock issuances, including $16.4 million obtained in December 2007 from the Company’s initial public offering and $2.9 million obtained from the issuance of Series A preferred stock issued in March 2009.  Additionally, in June 2010, the Company received a $1.0 million principal prepayment on the Note receivable from affiliate, and on October 20, 2010, the Company received $1.4 million in an offshore private placement of 3 million shares of newly issued common stock by First NZ Capital Securities Limited.

In the third and fourth quarters of 2010, for the first time since inception, the Company generated positive cash flows from operations of $0.2 million and $0.7 million, respectively, resulting in approximately $18 thousand net cash generated from operations for the full year.   The Company continued this trend in the first and second quarters of 2011, generating positive cash flows from operations of $0.6 million in each quarter, for year-to-date total cash generated from operations of $1.2 million.

Diligent Board Member Services, Inc. – Half-Year Report June 2011

At June 30, 2011, the Company’s sources of liquidity consist of cash and term deposits of approximately $3.9 million.  The Company also has a $1.0 million revolving line of credit facility with Spring Street Partners, L.P.  This line of credit offers the Company additional cash flow support if needed.  As of June 30, 2011, the Company has had no borrowings under this credit facility.  The Company’s current operating expenses and expected capital expenditures are predictable and adequate to support our budgeted growth.  The Company’s cash receipts from operations are expected to support expenses for 2011 and we anticipate that we will continue to be cash flow positive for the remainder of 2011.

  The Company is evaluating strategic growth opportunities that could change our current expense and capital forecasts, particularly in light of our expansion into the Asia-Pacific region.

Cash flows

	Six months ended June 30,
	2011	2010
Cash provided by (used in):
Operating activities	$1,236,852	$(919,999)
Investing activities	$(450,895)	$(88,975)
Financing activities	$(189,475)	$947,453

Net Cash Flows from Operating Activities

Cash provided by operating activities for the six months ended June 30, 2011 was $1.2 million, compared with cash used of $920 thousand for the first half of 2010.  The Company has been reducing its cash burn rate from operations, primarily from increased revenues coupled with a leveling off of cash-based operating expenses (operating expenses less depreciation and share-based compensation).  By the end of 2010, the Company had achieved positive cash flow from operations for the full 12-month period, marking the first year since inception that the Company generated positive cash flow from operations.  The Company continued this trend by controlling expenses while significantly adding to our revenues.

Net Cash Flows from Investing Activities

Cash used in investing activities is comprised entirely of purchases of property and equipment, primarily computer equipment and software.

Net Cash Flows from Financing Activities

In the first half of 2011, cash used in financing activities of $189,475 included $159,338 of cash dividends paid on preferred stock and $42,577 in repayments of capital lease obligations.  In 2010, the dividends on the Company’s preferred stock were paid as PIK dividends, and accordingly there was no cash used for dividend payments.  In the first half of 2010, cash received from financing activities consists principally of $1.0 million received from a prepayment of the Note receivable from affiliate.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Because the Company qualifies as a smaller reporting company, as defined by §229.10(f)(1) it is not required to provide the information required by this Item.

Item 4. Controls and Procedures.

(a)  Evaluation of disclosure controls and procedures.  As of the end of the quarter ended June 30, 2011, our Chief Executive Officer and Chief Financial Officer have each reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have each concluded that our current disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and include controls and procedures designed to ensure that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company’s management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b)  Changes in Internal Controls.  There has been no change in the Company’s internal control over financial reporting required by Exchange Act Rule 13a-15 or 15d-15 that occurred during the fiscal quarter ended June 30, 2011 that has materially affected, or is reasonably likely to materially affect Diligent Board Member Services, Inc.’s internal control over financial reporting.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.  This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP).  GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules.  Diligent is providing as supplemental information that the Net Tangible Assets at 30 June 2011 and 2010 are $US0.05 and $US0.02 per share, respectively.

DIRECTORY

Directors
Rick Bettle (Wellington, NZ)
David Liptak (New York, USA)
Mark Russell (Christchurch, NZ)
Alex Sodi (New York, USA)

Senior Management
Tricia Burke (Vice President, IT)
Marc Daniels (Executive VP, Licensing)
Kevin Lawler (CFO NZ)
Don Meisner (Treasurer)
Robert Norton (General Counsel, Corporate Secretary)
Al Percival (Executive VP, Director of Operations)
Jeffry Powell (Executive VP, Sales)
Tony Rogers (Vice President, Software Development)
Steven Ruse (Chief Financial Officer)
Alessandro Sodi (Chief Executive Officer)

Registered Office
39 West 37th Street, 8th Floor
New York, NY 10018
United States of America

Tel: +1 212 741 8181
Fax: +1 212 629 8785
US Toll Free: 1 877 454 5443

Places of Business

United States
39 West 37th Street, 8th Floor
New York, NY 10018

New Zealand
Level 1, 49 Carlyle Street
Christchurch
New Zealand
Phone +64 3 977 5599

London
Ergmont House
25-31 Tavistock Place
London
WC1H 9SF
United Kingdom
Phone +44 20 7580 8999

Canada
BCE Place - TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON M5J 2S1, Canada

Legal Advisors

New Zealand
Buddle Findlay, Christchurch

United States
Lathrop and Gage, Kansas City, Missouri

Auditor
Holtz Rubenstein Reminick LLP
New York, New York
United States of America

Bankers
HSBC
New York
United States of America

ANZ National Bank
Christchurch
New Zealand

Share Registrar
Link Market Services Limited
Level 16, Brookfields House, 19 Victoria Street West
Auckland
P.O. Box 91976
Auckland, 1010

Investor Enquiries: +64 9 375 5998
Fax: +64 9 375 5990
Email: lmsenquiries@linkmarketservices.com
Website: www.linkmarketservices.com

Web Addresses
www.boardbooks.com
www.boardbooks.co.nz
www.boardbooks.com.au
www.boardbooks.co.uk
www.boardbooks.ca

Reporting Calendar
June 30, 2011
– Half Year
August 2011
– Announcement & Distribution of Half Year Results
October 2011
– Third Quarter Market Update
December 31, 2011
– End of Financial Year
January 2012
– Forth Quarter Market Update
February 2012
– 2010 Full Year Results Announcement